Exhibit 10.3

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of [•], by and between HCP, INC., a Maryland corporation (“HCP”), and QUALITY CARE PROPERTIES, INC., a Maryland corporation (“SpinCo”).

RECITALS

WHEREAS, HCP has elected to be treated and operates as a real estate investment trust for U.S. federal income tax purposes (“REIT”) and SpinCo will elect and intends to qualify as a REIT;

WHEREAS, the Parties have entered into the Separation and Distribution Agreement, pursuant to which HCP will contribute cash to SpinCo in exchange for SpinCo Common Stock and SpinCo Preferred Stock, and HCP and certain of its Subsidiaries will sell the SpinCo Assets to certain SpinCo Subsidiaries in exchange for (i) the assumption or incurrence, as applicable, by such SpinCo Subsidiaries of the SpinCo Liabilities, (ii) the transfer by such SpinCo Subsidiaries to HCP of shares of additional SpinCo Common Stock, and (iii) the transfer by such SpinCo Subsidiaries, directly or indirectly, to HCP of the SpinCo Cash Payment, all as more fully described and defined in the Separation and Distribution Agreement (together with the other internal restructuring steps set forth in the Plan of Restructuring, the “Restructuring”);

WHEREAS, following the Restructuring, HCP intends to effect a distribution (the “Distribution”) to the holders of the outstanding shares of common stock of HCP (the “HCP Common Stock”), on a pro rata basis, of all or substantially all of the outstanding shares of SpinCo Common Stock so that, following the Distribution, HCP and SpinCo will be two (2) independent, publicly traded companies;

WHEREAS, it is the intention of the Parties that the Distribution will be a taxable distribution under Section 301 of the Code; and

WHEREAS, in connection with the Transactions, the Parties desire to enter into this Agreement to provide for certain Tax matters.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1      General. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” shall have the meaning specified in the preamble.

“Affiliate” shall have the meaning specified in the Separation and Distribution Agreement.

“Assumed Liabilities” shall have the meaning specified in the Separation and Distribution Agreement.

“Business Day” or “Business Days” shall mean any day except a Saturday, Sunday or a day on which banking institutions located in the State of California are authorized or obligated by applicable Law or executive order to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Dispute” shall have the meaning specified in Section 2.4.

“Dispute Date” shall have the meaning specified in Section 2.4.

“Distribution” shall have the meaning specified in the recitals.

“Distribution Date” shall have the meaning specified in the Separation and Distribution Agreement.

“Final Determination” shall mean the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (i) by an acceptance on an IRS Form 870 or 870-AD (or any successor forms thereto), or by a comparable form or agreement pursuant to the laws of a state, local, or non-United States taxing jurisdiction, except that acceptance on an IRS Form 870 or 870-AD or comparable form or agreement will not constitute a Final Determination to the extent that such form or agreement reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for refund or the right of the Taxing Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (ii) by a decision, judgment, decree, or other order of a court of competent jurisdiction which is or has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise pursuant to Sections 7121 or 7122 of the Code, or a comparable agreement pursuant to the laws of a state, local, or non-United States jurisdiction; (iv) by any allowance of a refund or credit in respect of an overpayment of a Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) or, where such periods are undefined or indefinite, in accordance with ordinary course limitation periods, by the jurisdiction imposing such Tax; (v) by a final settlement resulting from a treaty-based competent authority determination; or (vi) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Parties.

“Governmental Authority” shall have the meaning specified in the Separation and Distribution Agreement.

“HCP 2010 REIT” shall mean HCP 2010 REIT, LLC, a Delaware limited liability company, that has elected to be treated as a REIT.

“HCP Common Stock” shall have the meaning specified in the recitals.

“HCP Group” shall have the meaning specified in the Separation and Distribution Agreement.

“HCP REIT Subsidiary” shall mean any Subsidiary of HCP that has elected to be treated as a REIT.

“IRS” shall mean the Internal Revenue Service.

“Parent REIT” shall mean QCP HoldCo REIT, LLC, a Delaware limited liability company, which will elect and intends to qualify as a REIT.

“Party” shall mean HCP or SpinCo, as the context may require.

“Person” shall have the meaning specified in the Separation and Distribution Agreement.

“Post-Closing Period” shall mean any Taxable year or other Taxable period beginning after the Distribution Date.

“Plan of Restructuring” shall have the meaning specified in the Separation and Distribution Agreement.

“Pre-Closing Period” shall mean any Taxable year or other Taxable period that ends on or before the Distribution Date.

“REIT” shall have the meaning specified in the recitals.

“Restructuring” shall have the meaning specified in the recitals.

“Separation and Distribution Agreement” shall mean the Separation and Distribution Agreement by and between HCP and SpinCo dated [•], 2016, as may be amended.

“SpinCo” shall have the meaning specified in the recitals.

“SpinCo Assets” shall have the meaning specified in the Separation and Distribution Agreement.

“SpinCo Cash Payment” shall have the meaning specified in the Separation and Distribution Agreement.

“SpinCo Common Stock” shall have the meaning specified in the Separation and Distribution Agreement.

“SpinCo Group” shall have the meaning specified in the Separation and Distribution Agreement.

“SpinCo Liabilities” shall have the meaning specified in the Separation and Distribution Agreement.

“SpinCo Preferred Stock” shall have the meaning specified in the Separation and Distribution Agreement.

“SpinCo REIT Subsidiaries” shall mean HCP 2010 REIT, Parent REIT, and the SubREITs.

“SpinCo Subsidiaries” shall have the meaning specified in the Separation and Distribution Agreement.

“Straddle Period” shall mean any Taxable period commencing on or prior to, and ending after, the Distribution Date.

“SubREITs” shall mean QCP AL REIT, LLC, a Delaware limited liability company, QCP SNF West REIT, LLC, a Delaware limited liability company, QCP SNF Central REIT, LLC, a Delaware limited liability company, and QCP SNF East REIT, LLC, a Delaware limited liability company, each of which will elect and intends to qualify as a REIT.

“Subsidiary” shall have the meaning specified in the Separation and Distribution Agreement.

“Tax” (and, with correlative meaning, “Taxable”) shall mean (i) any and all U.S. federal, state, local and foreign taxes, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, employment, workers compensation, business occupation, environmental, estimated, excise, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, capital stock, paid in capital, recording, registration, property, real property gains, value added, business license, custom duties, built-in gains, prohibited transaction (as defined in Section 857(b)(6) of the Code), and other taxes, charges, fees, levies, imposts, duties or assessments of any kind whatsoever, imposed or required to be withheld by any Taxing Authority, including any interest, additions to Tax, or penalties applicable or related thereto, and (ii) any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or similar provision of state or local law).

“Tax Advisor” shall mean Tax counsel of recognized national standing or a “Big Four” accounting firm, in either case, with experience in the tax area involved in the Dispute or issue.

“Tax Contest” shall mean any audit, review, examination, dispute, suit, action, proposed assessment, or other administrative or judicial proceeding with respect to Taxes.

“Tax Return” shall mean any return, report, certificate, form, or similar statement or document (including any attachments thereto and any information return, amended tax return, claim for refund, or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

“Taxing Authority” shall mean any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Transactions” shall have the meaning specified in the Separation and Distribution Agreement.

“Transfer Taxes” shall mean all sales, use, privilege, transfer, documentary, stamp, recording, and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any Party in connection with the Transactions.

“Treasury Regulations” shall mean the final and temporary (but not proposed) income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Section 1.2      References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The word “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits, and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, such Agreement. Unless the context otherwise requires, the words “hereof”, “hereby”, and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section, or provision of this Agreement.

ARTICLE II

TAX RETURNS AND TAX PAYMENTS

Section 2.1      Filing of Tax Returns.

(a)     HCP will have the sole and exclusive responsibility for the preparation and filing of all Tax Returns that any member of the SpinCo Group is obligated to prepare and file for any Pre-Closing Period and any Straddle Period.  SpinCo, on behalf of each member of the SpinCo Group, hereby irrevocably authorizes and designates HCP as its agent, coordinator, and administrator for the purpose of taking any and all actions necessary to the filing of any such Tax Return and for the purpose of making payments to, or collecting refunds from, any Taxing Authority in respect of any such Tax Return. HCP shall have the exclusive right to prepare, file, prosecute, compromise, or settle any claim for refund for Taxes in respect of a Tax Return for which HCP bears responsibility under this Section 2.1(a) and to determine whether any refunds of such Taxes to which the HCP Group may be entitled shall be received by way of refund or credit against the Tax liability of the HCP Group.

(b)     SpinCo shall have the sole and exclusive responsibility for the preparation and filing of all Tax Returns that any member of the SpinCo Group is obligated to file for any Post-Closing Period.

(c)     SpinCo shall prepare and file all necessary California BOE-100-B forms (Statements of Change in Control and Ownership of Legal Entities) within ninety (90) days of the Distribution.

Section 2.2      Transfer Taxes. All Transfer Taxes, if any, shall be paid by SpinCo, and SpinCo will prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.  HCP shall use its reasonable best efforts to make available any materials reasonably requested by SpinCo with respect to Transfer Taxes or related planning.

Section 2.3      Amended Returns. Without the prior written consent of HCP, which consent shall not be unreasonably withheld, conditioned, or delayed, SpinCo shall not, and shall not permit any member of the SpinCo Group to, file any amended Pre-Closing Period Tax Return or Straddle Period Tax Return that includes a SpinCo REIT Subsidiary.

Section 2.4      Dispute Resolution. Subject to the final sentence of this Section 2.4, the Parties shall attempt in good faith to resolve any disagreement arising with respect to this Agreement, including any dispute in connection with a claim by a third party (a “Dispute”). Either Party may give the other Party written notice of any Dispute not resolved in the normal course of business. Subject to the final sentence of this Section 2.4, if the Parties cannot agree within thirty (30) Business Days following the date on which one Party gives such notice (the “Dispute Date”), then the Dispute shall be referred to a Tax Advisor acceptable to each of the Parties to act as an arbitrator in order to resolve the dispute. If the Parties are unable to agree upon a Tax Advisor within fifteen (15) calendar days, the Tax Advisor selected by HCP and the Tax Advisor selected by SpinCo shall jointly select a Tax Advisor that will resolve the dispute. Such Tax Advisor shall be empowered to resolve the Dispute, including by engaging nationally recognized accountants and other experts. The Tax Advisor chosen to resolve the Dispute shall furnish written notice to the Parties of its resolution of such Dispute as soon as practicable, but in no event later than forty-five (45) Business Days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Parties. Each of HCP and SpinCo shall bear fifty percent (50%) of the aggregate expenses of the Tax Advisor chosen to resolve the Dispute.

ARTICLE III

COVENANTS

Section 3.1      Covenants of HCP and SpinCo.

(a)     The Parties agree that the Distribution will be a taxable distribution under Section 301 of the Code, and the Parties and their respective Subsidiaries shall report the Distribution for all Tax purposes in all respects consistently with such treatment, and shall not take any position on any Tax Return that is inconsistent with such treatment.

(b)     Each Party shall use the value of the SpinCo Assets as determined by HCP for all Tax purposes in all respects, and shall not take any position on any Tax Return that is inconsistent with such value.

Section 3.2      Covenants of HCP.

(a)        HCP shall use its commercially reasonable efforts to cooperate with SpinCo and each SpinCo REIT Subsidiary, as necessary, to enable SpinCo and each SpinCo REIT Subsidiary to each qualify for taxation as a REIT and receive customary legal opinions concerning SpinCo’s or any of the SpinCo REIT Subsidiaries’ qualification and taxation as a REIT, including by providing information and representations to SpinCo or any of the SpinCo REIT Subsidiaries and their respective tax counsel with respect to the composition of HCP’s income and assets, composition of the holders of stock of HCP and HCP’s organization, operation, and qualification as a REIT.

(b)        HCP, and each HCP REIT Subsidiary through which HCP owned the SpinCo Assets prior to the Restructuring, shall use reasonable best efforts to maintain its REIT status for each of its taxable years ending on or before December 31, 2016, unless HCP or such HCP REIT Subsidiary obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the IRS, on which SpinCo and the SpinCo REIT Subsidiaries can rely, substantially to the effect that HCP’s or such HCP REIT Subsidiary’s failure to maintain its REIT status will not prevent SpinCo or any SpinCo REIT Subsidiary from making a valid REIT election for any taxable year, or otherwise cause SpinCo or any SpinCo REIT Subsidiary to fail to qualify for taxation as a REIT for any taxable year, pursuant to Section 856(g)(3) of the Code.

Section 3.3      Covenants of SpinCo.

(a)     SpinCo and the SpinCo Subsidiaries shall report the Transactions for all Tax purposes in all respects consistently with the Tax treatment of the Transactions determined by HCP, in HCP’s sole discretion.  For the avoidance of doubt, this covenant includes the reporting of gain or loss attributable to any and all parts of the Transactions for all Tax purposes in all respects.

(b)     SpinCo and each SpinCo REIT Subsidiary shall take all actions, and refrain from taking all actions, as are necessary to ensure that SpinCo and each SpinCo REIT Subsidiary will qualify for taxation as a REIT for U.S. federal income tax purposes for any and all Straddle Periods.

(c)     SpinCo and each SpinCo REIT Subsidiary shall accommodate all requests of HCP with respect to maintenance of the REIT status of SpinCo or a SpinCo REIT Subsidiary for any and all Straddle Periods.

(d)     Members of the SpinCo Group shall not sell or otherwise dispose of any SpinCo Asset:

(i)    listed on Schedule 3.3(d) to this Agreement until after the date set forth opposite such asset on Schedule 3.3(d);

(ii)   if such disposition would cause any member of the HCP Group to incur Tax attributable to a “prohibited transaction” under Section 857(b)(6) of the Code; or

(iii)  if such sale or disposal would prevent any member of the HCP Group from engaging in or completing a “like-kind exchange” involving such SpinCo Asset under Section 1031 of the Code.

(e)     Neither SpinCo, Parent REIT, nor any of the SubREITs shall liquidate, merge, combine or otherwise restructure or elect to be treated as other than a corporation for U.S. federal income tax purposes, without HCP’s consent, prior to the second (2nd) anniversary of the Distribution Date.

ARTICLE IV

INDEMNIFICATION

Section 4.1      Indemnification by SpinCo. SpinCo shall pay or cause to be paid, shall be responsible for, and shall indemnify and hold harmless all members of the HCP Group from and against:

(a)     all Taxes of any member of the HCP Group attributable to a breach of any covenant in Section 3.3;

(b)     any accounting, legal, and other professional fees and court costs incurred in connection with, evaluating, or defending against any claims that HCP expects could result in any member of the HCP Group becoming entitled to indemnification under this Section 4.1; and

(c)     any Taxes incurred by the HCP Group resulting from indemnification payments made pursuant to this Section 4.1.

Notwithstanding anything to the contrary set forth in the Separation and Distribution Agreement,  HCP shall have sole discretion to select legal counsel, independent accountants, and other advisors, in each case at SpinCo’s full expense, to evaluate and defend against any claims that HCP reasonably expects could result in any member of the HCP Group becoming entitled to indemnification under this Section 4.1.  Furthermore, indemnification under this Agreement shall follow the procedures described in Section 9.4 of the Separation and Distribution Agreement, except to the extent such procedures conflict with anything described herein.

ARTICLE V

TAX CONTESTS

Section 5.1      Notice of Tax Contests. SpinCo shall promptly notify HCP in writing upon receipt by SpinCo or any member of the SpinCo Group of a written communication from any Taxing Authority with respect to any Tax Contest concerning any Tax Return or otherwise concerning Taxes for which HCP may be liable under this Agreement or that impacts any portion of a Straddle Period or Pre-Closing Period.  HCP shall promptly notify SpinCo in writing upon receipt by HCP or any member of the HCP Group of a written communication from any Taxing Authority with respect to any Tax Contest concerning any Tax Return or otherwise concerning Taxes for which SpinCo may be liable under this Agreement.

Section 5.2      Control of Contest by HCP. HCP shall have the sole responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Taxing Authority, involving (a) any Pre-Closing Period Tax Return of SpinCo or any member of the SpinCo Group or otherwise relating to the SpinCo Assets or Assumed Liabilities for a Pre-Closing Period or (b) any Straddle Period Tax Return of SpinCo or any member of the SpinCo Group or otherwise relating to the SpinCo Assets or Assumed Liabilities for a Straddle Period. Upon SpinCo’s request, SpinCo shall be allowed to participate in, but not to control, at SpinCo’s expense, the handling of any such Tax Contest with respect to any item that may affect SpinCo’s liability for Taxes pursuant to this Agreement. HCP shall not settle or concede any such Tax Contest with respect to any item in excess of $50,000 for which SpinCo is liable hereunder without the prior written consent of SpinCo, which consent shall not be unreasonably withheld, delayed, or conditioned.

ARTICLE VI

COOPERATION

Section 6.1      General. Each Party shall, and shall cause all of such Party’s Subsidiaries and, to the extent capable of so doing, Affiliates to, fully cooperate with the other Party in connection with the preparation and filing of any Tax Return or the conduct of any Tax Contest (including, where appropriate or necessary, providing a power of attorney) concerning any issues or any other matter contemplated under this Agreement. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

ARTICLE VII

RETENTION OF RECORDS; ACCESS

Section 7.1      Retention of Records; Access. The Parties shall (a) retain records, documents, accounting data, and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of either the HCP Group or the SpinCo Group for any Taxable period, or for any Tax Contests relating to such Tax Returns, and (b) using commercially reasonable efforts to do so within five (5) Business Days, give to the other Party reasonable access to such records, documents, accounting data, and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a Party under this Agreement or for purposes of the preparation or filing of any such Tax Return, the conduct of any Tax Contest or any other matter reasonably and in good faith related to the Tax affairs of the requesting Party. The requesting party shall bear all reasonable out-of-pocket costs and expenses in connection therewith. At any time after the Distribution Date that HCP or any member of the HCP Group proposes to destroy such material or information, HCP shall first notify SpinCo in writing and SpinCo shall be entitled to receive such materials or information proposed to be destroyed. At any time after the Distribution Date that SpinCo or any member of the SpinCo Group proposes to destroy such material or information, SpinCo shall first notify HCP in writing and HCP shall be entitled to receive such materials or information proposed to be destroyed.

Section 7.2      Confidentiality; Ownership of Information; Privileged Information. The provisions of Article VIII of the Separation and Distribution Agreement relating to confidentiality of information, ownership of information, privileged information, and related matters shall apply with equal force to any records and information prepared and shared by and among the Parties in carrying out the intent of this Agreement.

Section 7.3      Continuation of Retention of Information, Access Obligations. The obligations set forth above in Section 7.1 and Section 7.2 shall continue until the longer of (a) the time of a Final Determination or (b) expiration of all applicable statutes of limitations to which the records and information relate. For purposes of the preceding sentence, each Party shall assume that no applicable statute of limitations has expired unless such Party has received notification or otherwise has actual knowledge that such statute of limitations has expired.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1      Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof.

Section 8.2      Counterparts; Electronic Delivery.   This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement.  Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 8.3      Survival of Agreements. Except as otherwise expressly contemplated by this Agreement, all representations, covenants and agreements of the Parties contained in this Agreement shall survive until the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof) and remain in full force and effect in accordance with their applicable terms.

Section 8.4      Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party (as updated from time to time by notice in writing to the other Party):

If to HCP:

HCP, Inc.
1920 Main Street, Suite 1200

Irvine, CA 92614
Attention:  [•]

E-mail:      [•]

Facsimile: [•]

If to SpinCo:

Quality Care Properties, Inc.
[•]

Attention:  [•]

E-mail:      [•]

Facsimile: [•]

or to such other address and with such other copies as any Party hereto shall notify the other Parties hereto (as provided above) from time to time.

Section 8.5      Waivers. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 8.6      Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

Section 8.7      Assignment; Successors and Assigns; No Third Party Rights. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties hereto, and any attempted assignment shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall be for the sole benefit of the Parties hereto, and their respective successors and permitted assigns, and is not intended, nor shall be construed, to give any Person, other than the Parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit, remedy, or claim hereunder.

Section 8.8      No Strict Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party.

Section 8.9      Application to Present and Future Subsidiaries; Performance. This Agreement is being entered into by the Parties on behalf of themselves and their respective Subsidiaries. This Agreement shall constitute a direct obligation of each such entity and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary of any Party to this Agreement in the future.  Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 8.10    Titles and Headings.  Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 8.11    Exhibits and Schedules. The exhibits and schedules, if any, attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein..

Section 8.12    Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive Laws of the State of California, without regard to any conflicts of law provisions thereof that would result in the application of the Laws of any other jurisdiction.

Section 8.13    Severability. If any term or other provision of this Agreement is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.  If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.

HCP, INC.

By:
Name:
Title:

QUALITY CARE PROPERTIES, INC.

By:
Name:
Title:

Schedule 3.3(d)

Certain SpinCo Assets